Exhibit (j)






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of Scudder Portfolio Trust on Form N-1A ("Registration Statement") of our reports dated March 30, 2005, relating to the financial statements and financial highlights which appear in the January 31, 2005 Annual Reports to Shareholders of Scudder Income Fund and Scudder High Income Opportunity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm and Reports to Shareholders", "Financial Statements" and "Financial Highlights" in such Registration Statement.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2005